EXHIBIT 10.4

August 9, 2012
Cheniere Energy Partners, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002
Attention: President

Re:	Management and Administrative Services to be Provided by Cheniere LNG Terminals, Inc. (“Terminals”) to Cheniere Energy Partners, L.P. (the “Partnership”)

Gentlemen:
The purpose of this letter agreement is to amend and restate the arrangement between Terminals and the Partnership, as originally set forth in that certain letter agreement, dated as of March 26, 2007, and amended as of June 24, 2010, which is hereby amended and restated in its entirety as set forth herein effective as of August 9, 2012. Except as otherwise defined herein, all capitalized terms shall have the meaning set out in the Third Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. dated as of August 9, 2012 (as it may be amended or modified and in effect from time to time, the “Partnership Agreement”).
1. Effective as of March 26, 2007 (the “Effective Date”), Terminals agrees to provide or cause to be provided to or for the benefit of the Partnership and its Subsidiaries, all technical, commercial, regulatory, financial, accounting, treasury, tax and legal staffing and related support and all management and other services necessary or reasonably requested on behalf of the Partnership (by its general partner) in order to conduct its business as contemplated by the Partnership Agreement (such support and services, collectively, the “Services”); provided, however, that the Services shall not include support or services provided or to be provided (a) by Cheniere Energy Partners GP, LLC (“MLP GP”) to Sabine Pass LNG, L.P. pursuant to the Amended and Restated Operation and Maintenance Agreement (Sabine Pass LNG Facilities) dated August 9, 2012, (b) by Cheniere LNG O&M Services, LLC (“O&M”) pursuant to the Amended and Restated Services and Secondment Agreement dated as of August 9, 2012, (c) by Terminals to Sabine Pass LNG, L.P. pursuant to the Amended and Restated Management Services Agreement (Sabine Pass LNG Facilities) dated August 9, 2012, (d) by O&M (or MLP GP, as applicable) to Cheniere Creole Trail Pipeline, L.P. (“CCTP”) pursuant to the Operation and Maintenance Agreement dated November 26, 2007, (e) by MLP GP to Sabine Pass Liquefaction, LLC pursuant to the Operation and Maintenance Agreement (Sabine Pass Liquefaction Facilities) dated May 14, 2012 (the “Liquefaction O&M Agreement”), (f) by Terminals to Sabine Pass Liquefaction, LLC pursuant to the Management Services Agreement (Sabine Pass Liquefaction Facilities) dated May 14, 2012 or (g) by Terminals to CCTP pursuant to any management services agreement entered into between such parties (collectively, the agreements in (a) through (g) each as amended, restated or otherwise modified from time to time the “Service Agreements”). In connection with the Services, Terminals shall, as soon as reasonably practicable, provide the Partnership with such reports, contracts, agreements arrangements, documents and other information relating to or in connection with the Services (including, without limitation, any subcontracts, other third party contracts and any agreement or arrangements related thereto) as the Partnership may reasonably request from time to time.
2. In consideration of the Services to be provided by Terminals to the Partnership under paragraph 1 above, the Partnership agrees to pay Terminals: (i)  upon signing of this letter agreement, to the extent not previously paid, $2.8 million for the deferred Services Fee (defined below) for the quarter ended June 30, 2012, (ii) on the date of, and immediately after, each quarterly distribution made pursuant to Section 6.4 or Section 6.5 of the Partnership Agreement commencing with the distribution in respect of the Quarter ending September 30, 2012, an non-accountable overhead reimbursement charge (the “Services Fee”) equal to $2.8 million, subject to adjustment for inflation as provided below; and (ii) within 30 days of receipt of an invoice therefor as described below, external audit, external tax (excluding outsourcing substantially all of such function), external legal (excluding outsourcing substantially all of such function) and financing fees incurred by Terminals that are necessary to perform the services hereunder (“Ancillary Expenses”), not previously invoiced; provided that, prior to incurrence of any material Ancillary Expense, Terminals provides written notice of such Ancillary Expenses to the Partnership, along with reasonable detail related thereto, and the Partnership provides written approval of such Ancillary Expenses after receipt of such written notice which approval will not be unreasonably withheld. The Services Fee shall be adjusted annually effective each January 1 for changes in the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor (All Urban Consumers, U.S., All Items, 1982-1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0). Terminals shall submit an invoice on or prior to the tenth (10th) day of each month reflecting the Ancillary Expenses incurred during the previous month, including documentation identifying and substantiating in reasonable detail the nature of such Ancillary Expenses and the basis for reimbursement thereof.
In no event shall Ancillary Expenses include any costs or expenses (a) incurred by Terminals or any of its Affiliates in or with respect to any month prior to the applicable month to which the invoice related thereto relates or (b) which results in the Partnership or any of its Subsidiaries paying twice for the same service provided pursuant to this Agreement or any other operation and maintenance agreement, any other management service agreement or similar agreement or arrangement.
3. This letter agreement is solely and exclusively between Terminals and the Partnership, and any obligations created herein shall be the sole obligation of the parties hereto. Neither party shall have any recourse to any parent, partner, Subsidiary, joint venture, Affiliate, director or officer of the other party for the performance of such obligations, unless such obligations are assumed in writing by the Person against whom recourse is sought. The Partnership will indemnify and hold Terminals harmless in respect of any losses as a result of breach of this letter agreement by the Partnership; provided that the aggregate amount of such losses payable by the Partnership under this letter agreement in any calendar year shall be limited to, and shall in no event exceed, the amount paid or payable to Terminals by the Partnership pursuant to paragraph 2 above in such calendar year; provided that the foregoing limitation on liability shall not apply with respect to any intentional breach of this letter agreement by the Partnership. Terminals will indemnify and hold the Partnership harmless in respect of any losses as a result of breach of this letter agreement by Terminals; provided that the aggregate amount of such losses payable by Terminals under this Letter Agreement in any calendar year shall be limited to, and shall in no event exceed, the amount paid or payable to Terminals by the Partnership pursuant to paragraph 2 above in such calendar year.
4. Terminals may in its sole discretion assign this letter agreement and all rights and obligations of Terminals under this letter agreement to another entity wholly owned, directly or indirectly, by CEI (other than MLP GP and its Subsidiaries), such assignment to be effective upon delivery to the Partnership by Terminals and such assignee of a written instrument of assumption and assignment providing for the assumption of this letter agreement and all such rights and obligations by the assignee, and the prospective release of Terminals with respect thereto, and otherwise reasonably satisfactory to the Partnership.
5. The term of this letter agreement shall commence on the Effective Date and shall continue in full force and effect until twenty (20) years after Substantial Completion (as defined in the Liquefaction O&M Agreement) of the last Train (as defined in the Liquefaction O&M Agreement) to attain Substantial Completion. The term of this letter agreement shall continue for twelve (12) months following the end of the initial term and for each twelve-month period following each anniversary of the end of the initial term unless terminated prior to the end of any twelve-month period by the Partnership or Terminals. Notwithstanding anything to the contrary in this paragraph 5:

(a) in the event (i) Terminals is bankrupt, insolvent, incurs a dissolution, or cessation of its business, (ii) Terminals ceases to provide all Services required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder, or (iii) Terminals materially fails to perform its obligations hereunder (including, without limitation, the performing of Services) which continues for thirty (30) days after Terminals' receipt of notice of such failure from the Partnership which notice shall include the Partnership's recommendation for a cure of such failure, unless Terminals commences to cure such failure within said thirty (30) days and cures such failure within seventy-five (75) days after its receipt of the aforesaid notice, then the Partnership shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) terminate this letter agreement; (2) obtain specific performance of Terminals' obligations hereunder; (3) perform (or engage a third party to perform) Terminals' obligations hereunder, and (4) pursue any and all other remedies available at law or in equity; and
(b) in the event (i) the Partnership is bankrupt, insolvent, incurs a dissolution, or cessation of its business, (ii) the Partnership materially fails to perform its obligations hereunder which continues for thirty (30) days after the Partnership's receipt of notice of such failure from the Partnership, unless the Partnership commences to cure such failure within said thirty (30) days and either cures or continues diligently to cure, or (iii) a default by the Partnership in its payment obligations to Terminals, unless the Partnership has cured such default within thirty (30) days from receipt of written notice of such default from Terminals, then Terminals shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) terminate this letter agreement; and (2) pursue any and all other remedies available at law or in equity.
6. Neither party shall be in default in the performance of any of its obligations under this letter agreement or liable to the other party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by any circumstance or event beyond the reasonable control of such party (“Force Majeure Event”). The affected party shall provide prompt written notice of the Force Majeure Event to the other party and use all reasonable efforts to continue to perform its obligations hereunder.
Following the occurrence of a Force Majeure Event, Terminals (a) shall take all reasonable measures to mitigate or limit the amount of Ancillary Expenses until the effects of the Force Majeure Event are remedied, (b) shall reduce or eliminate the Services Fee as appropriate to reflect modifications to levels of Service provided, and (c) shall take such actions as are reasonably directed by the Partnership after consultation with Terminals. The Partnership shall continue to pay such reduced Ancillary Expenses and Services Fee.
7. This letter agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of the State of Texas excluding its conflicts of laws principles that would apply the laws of another jurisdiction.
(Signature page follows)

If the foregoing memorializes our agreement, please sign in the space provided below and return a fully executed counterpart to the undersigned.

Sincerely,

Cheniere LNG Terminals, Inc.

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

Agreed as of the above date:

Cheniere Energy Partners, L.P.

By:	Cheniere Energy Partners GP, LLC,
its general partner

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President and
Chief Financial Officer

Cheniere Energy, Inc.

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Vice President and Treasurer